Exhibit 99

NEWS RELEASE

FOR FURTHER INFORMATION CONTACT:

Stephen M. Merrick	Catherine E. Lawler
Executive Vice President	Investor Relations
(847) 382-1000	(847) 671-1177

CTI Industries Corporation
Reports Increased Revenues and Profits
For the Second Quarter of 2006

FOR IMMEDIATE RELEASE
Monday, August 21, 2006

BARRINGTON, IL, August 21, 2006 -- CTI Industries Corporation (NASDAQ Small Cap - CTIB), a manufacturer and marketer of metalized balloons, latex balloons, novelty items, packaging and storage bags and pouches and printed and laminated films, today released financial results for its second quarter and for the six months ending June 30, 2006. For the quarter, net sales were $8,997,000, compared to net sales for the second quarter of 2005 of $7,573,000, an increase of 18.8%. The Company achieved a net profit for the quarter of $206,000 compared to a net loss for the same period in 2005 of $(54,000).

Net income per share for the three months ending June 30, 2006 was $0.10 (basic) and $0.09 (diluted), compared to a net loss per share for the three months ending June 30, 2005 of $(0.03) (basic and diluted).

For the six month period ending June 30, 2006, net revenues were $17,153,000, compared to net revenues for the same period in 2005 of $16,676,000, an increase of 2.9%. For the six month period, the Company had net income of $425,000, representing earnings per share of $0.21 (basic) and $0.19 (diluted), compared to net income of $31,000 for the same period of 2005 which represented earnings per share of $0.02 (basic and diluted).

“Our results so far this year have been quite strong both in terms of revenues and profits,” reported Howard Schwan, President. “We have experienced substantial increases in our revenues from the sale of novelty products and we have solidified our relationship with two of our major customers for film and pouch products through long-term contracts with both of them.”

“Over the past several quarters, we have been able to achieve both growth in revenue and improvement in margins, with the result that we have now had three consecutive profitable quarters,” said Stephen Merrick, Executive Vice President and Chief Financial Officer.

CTI Industries is one of the leading manufacturers and marketers of metalized and latex balloons. CTI also develops, produces and markets bags and pouches for storage and packaging applications and produces laminated and printed films for commercial uses. CTI markets its products throughout the United States and in a number of other countries.

This press release may contain forward-looking statements within the meaning of Section 17A of the Securities Act and Section 21E of the Securities Exchange Act. Actual results could differ materially from those projected in the forward-looking statements, which involve a number of risks and uncertainties, including (i) the risks of generating and maintaining sales in a highly competitive market, (ii) the ability of the Company to enter into or maintain contracts or relationships with customers, distributors, licensors and suppliers, (iii) manufacturing risks, as well as other risks and uncertainties reported by the Company in its SEC filings, and such statements should also be considered in conjunction with cautionary statements contained in the Company’s most recent filing with the Securities and Exchange Commission on Form 10-K.

- FINANCIAL HIGHLIGHTS FOLLOW --

CTI Industries Corporation and Subsidiaries
Condensed Consolidated Balance Sheet
	June 30, 2006	December 31, 2005
Assets	(Unaudited)
Current Assets:
Cash and cash equivalents	$627,866	$261,982
Accounts receivable, net	5,609,233	4,343,671
Inventories, net	7,808,240	7,022,569
Other current assets	603,041	707,082
Total current assets	14,648,380	12,335,304

Property, plant and equipment, net	9,062,340	9,616,744
Other assets	1,712,535	1,584,002

Total Assets	$25,423,255	$23,536,050

Liabilities & Stockholders' Equity
Total current liabilities	$14,063,466	$14,761,388
Long term debt, less current maturities	6,000,310	4,394,390
Other liabilities	1,658,305	1,644,339
Minority interest	11,027	10,091
Stockholders' equity	3,690,147	2,725,842

Total Liabilities & Stockholders' Equity	$25,423,255	$23,536,050

Consolidated Statements of Operations

	Quarter Ended June 30,		Six Months Ended June 30
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$8,996,935	$7,572,626	$17,153,158	$16,675,953
Cost of sales	6,799,824	5,989,672	13,002,732	13,219,006

Gross profit	2,197,111	1,582,954	4,150,426	3,456,947

Operating expenses	1,593,620	1,478,552	3,005,981	3,025,832

Income from operations	603,491	104,402	1,144,445	431,115

Other income (expense):
Net Interest expense	(431,426)	(281,727)	(762,049)	(587,107)
Other	43,009	162,072	90,554	220,651

Income before income taxes and minority interest	215,074	(15,253)	472,950	64,659

Income tax expense	9,423	38,191	47,611	33,712

Income (loss) before minority interest	205,651	(53,444)	425,339	30,947

Minority interest in (loss) of subsidiary	(48)	171	(128)	75

Net income	$205,699	$(53,615)	$425,467	$30,872

Basic income (loss) per common and common equivalent shares	$0.10	$(0.03)	$0.21	$0.02

Diluted income (loss) per common and common equivalent shares	$0.09	$(0.03)	$0.19	$0.02

Weighted average number of shares and equivalent shares
of common stock outstanding:
Basic	2,053,311	1,954,100	2,044,939	1,954,100

Diluted	2,171,524	1,954,100	2,198,436	1,974,222